Exhibit 99

BANDAG, INCORPORATED       •       2905 N. HWY. 61       •       MUSCATINE, IOWA 52761-5886       •       563/262-1400

Leading the retread industry worldwide

NEWS

FOR IMMEDIATE RELEASE October 15, 2004	CONTACT: Phone: Web Site:	Warren W. Heidbreder (563) 262-1260 www.bandag.com

BANDAG, INCORPORATED REPORTS 3RD QUARTER EPS OF $1.02
Bandag, Inc. (NYSE: BDG and BDGA)

Flash Results

(Numbers in Millions, Except Per Share Data)

	Q3 2004	Q3 2003	9 Mos. 2004	9 Mos. 2003
Net sales	$ 236.8	$ 211.4	$ 621.4	$ 590.7
Net earnings	$ 20.1	$ 20.0	$ 36.0	$ 31.1
Diluted earnings per share	$ 1.02	$ 1.03	$ 1.83	$ 1.61
Shares outstanding - diluted	19.7	19.4	19.7	19.3

MUSCATINE, IOWA, October 15, 2004 — Bandag, Incorporated (NYSE:BDG and BDGA) today reported consolidated net earnings of $20.1 million, or $1.02 per diluted share, for the third quarter of 2004, compared to third quarter 2003 consolidated net earnings of $20.0 million, or $1.03 per diluted share. Consolidated net sales for the third quarter of 2004 were $236.8 million, an increase of twelve percent compared to third quarter 2003 consolidated net sales of $211.4 million. Of the sales increase, $17.0 million is attributable to Speedco, Bandag’s on-highway quick-service truck lubrication subsidiary, which was acquired in the first quarter of 2004.

For the first nine months of 2004, Bandag reported consolidated net earnings of $36.0 million, or $1.83 per diluted share. This compares to consolidated net earnings of $31.1 million, or $1.61 per diluted share, for the first nine months of 2003. Consolidated net sales for the first nine months of 2004 were $621.4 million, an increase of five percent compared to consolidated net sales of $590.7 million for the first nine months of 2003.

More —

In announcing third quarter results, Martin G. Carver, Bandag’s Chairman and Chief Executive Officer, said, “Earnings improvement at Tire Distribution Systems, Inc. (TDS), Bandag’s tire distribution subsidiary, and the International business unit, together with Speedco’s strong performance, played a major role in offsetting lower earnings in the North American business unit. In Brazil, tread volume increased 30 percent and in Europe gross margin gains reflected the positive impact of operating improvements and recent price increases.

Reviewing TDS’ performance, Mr. Carver said, “TDS delivered operating income of $3.6 million during the quarter compared to $1.9 million in the third quarter of 2003. This brought year-to-date operating income to $0.7 million compared to a loss of $4.6 million in 2003. Equally important, TDS achieved this increase on relatively flat sales, a clear indicator that the sharp operational focus over the past 18 months is paying off. However, with the divestiture of fifteen locations in Texas expected to take place in the fourth quarter of 2004, we do not necessarily expect the profitability of TDS to remain at the current levels.”

Discussing Speedco performance and expansion plans, Mr. Carver said, “Speedco continues to be an outstanding performer, delivering solid results to both the top and bottom lines. During the quarter, Speedco launched quick-service tire lanes at three existing locations – two in Texas and one in Georgia. New Speedco facilities and additional expansions of quick-service tire lanes at existing facilities are scheduled in the fourth quarter of 2004 and throughout 2005.”

Financial Highlights

•	Factors that affected consolidated net sales for the third quarter of 2004 as compared to the third quarter of 2003 were:

•	North America business unit volume decreased one percent, a portion of which is attributed to the loss of the Roadway business, while net sales decreased two percent. Net sales were negatively impacted by a $2.3 million increase in sales deductions which was partially offset by a $1.4 million increase in equipment sales.

•	European business unit volume increased one percent while net sales increased $3.9 million, or 22 percent. The increase in tread sales is primarily due to the effect of translating foreign currency denominated net sales into U.S. dollars and the impact of price increases.

•	International business unit volume increased 24 percent and net sales increased $5.6 million, or 24 percent. The increase in unit volume was led by a 30 percent increase in Brazil.

•	Speedco net sales for the quarter were $17.0 million.

•	TDS net sales were $60.7 million, compared to $60.1 million in the third quarter of 2003.

More —

•	Overall, translating foreign currency denominated net sales into U.S. dollars produced a favorable impact of approximately $3.3 million on consolidated net sales.

•	Despite higher raw material costs within the Traditional Business, third quarter 2004 consolidated gross margin was 38.7 percent, 0.1 percentage points higher than in the third quarter of 2003.

•	Consolidated operating and other expenses increased approximately $11.2 million in the third quarter of 2004, primarily due to $4.4 million in expense related to Speedco operations. Consolidated operating and other expenses were also negatively impacted by $1.4 million of net foreign exchange losses, compared to $1.3 million of net foreign exchange gains in the third quarter of 2003.

•	Third quarter 2004 consolidated income from operations of $29.9 million compared to $30.2 million in the third quarter of 2003 reflects:

•	A decrease in the North American business unit operating income of $2.8 million, primarily due to raw material cost increases and higher operating and other expenses.

•	An increase in the European business unit operating income of $0.8 million, primarily due to the effect of price increases partially offset by an increase in operating and other expenses.

•	An increase in the International business unit operating income of $1.9 million, primarily due to an increase in sales.

•	An increase in TDS operating income of $1.7 million, primarily due to an increase in gross margin and a decrease in operating and other expenses.

•	Speedco operating income of $2.0 million in the third quarter of 2004.

•	An increase in corporate and other expenses of $3.8 million, primarily due to the unfavorable impact of $0.8 million in net foreign exchange losses in the third quarter of 2004, compared to $1.1 million of net foreign exchange gains in 2003, related to U.S. dollar cash balances held outside the United States.

•	In the third quarter of 2004 Bandag received $34.0 million of cash proceeds from the sale of the tire and wheel assets that were repurchased in accordance with Yellow Roadway Corporation’s decision to not renew the outsourcing agreement for Roadway Express tire and wheel services.

More —

Outlook

Commenting on the outlook for the remainder of the year, Mr. Carver said, “Bandag has made significant progress in the first nine months, and we remain strategically focused on providing an expanding array of integrated services to keep trucks rolling. While we remain optimistic about the strength of the global economy, we are keeping a watchful eye on rising energy prices and their impact on Bandag’s business worldwide.”

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of more than 1,000 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s Traditional Business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. TDS sells and services new and retread tires. In addition, Bandag has an 87.5 percent interest in Speedco, Inc., a provider of on-highway truck lubrication services to commercial truck owner-operators and fleets.

More —

Bandag, Incorporated
Unaudited Financial Highlights
(In thousands, except per share data)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Consolidated Statements of Earnings
Income
Net sales	$236,793	$211,390	$621,410	$590,746
Other	2,487	1,624	5,974	5,159

	239,280	213,014	627,384	595,905
Costs and expenses
Cost of products sold	145,188	129,791	392,078	374,657
Operating & other expenses	64,184	52,993	182,529	174,829

	209,372	182,784	574,607	549,486
Income from operations	29,908	30,230	52,777	46,419
Interest income	1,339	1,298	3,381	3,506
Interest expense	(275)	(527)	(1,394)	(1,737)

Earnings before income taxes and minority interest	30,972	31,001	54,764	48,188
Income taxes	10,757	11,006	18,441	17,107
Minority interest	91	--	286	--

Net earnings	$20,124	$19,995	$36,037	$31,081

Earnings per share
Basic	$1.04	$1.04	$1.87	$1.62
Diluted	$1.02	$1.03	$1.83	$1.61
Weighted average shares outstanding
Basic	19,285	19,175	19,278	19,150
Diluted	19,690	19,378	19,677	19,342

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Segment Information
Net Sales
North America	$108,317	$109,986	$291,076	$278,559
Europe	21,751	17,845	62,521	54,661
International	29,061	23,454	77,152	67,080
TDS	60,651	60,105	152,527	190,446
Speedco	17,013	--	38,134	--

Total net sales	$236,793	$211,390	$621,410	$590,746

Segment Operating Profit (Loss)
North America	24,165	27,000	$45,795	48,567
Europe	307	(472)	333	1,040
International	4,796	2,895	10,709	9,053
TDS	3,563	1,867	688	(4,615)
Speedco	1,979	--	4,636	--
Corporate expenses & other	(4,902)	(1,060)	(9,384)	(7,626)
Net interest income	1,064	771	1,987	1,769

Earnings before income taxes and minority interest	$30,972	$31,001	$54,764	$48,188

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.

More --

Bandag, Incorporated
Unaudited Financial Highlights
(In thousands)

	September 30, 2004	December 31, 2003
Condensed Consolidated Balance Sheets
Assets:
Cash and cash equivalents	$187,724	$189,976
Investments	--	10,808
Accounts receivable - net	149,403	156,894
Inventories	70,981	62,765
Other current assets	57,014	77,533

Total current assets	465,122	497,976
Property, plant, and equipment - net	163,022	107,975
Other assets	75,394	54,578

Total assets	$703,538	$660,529

Liabilities & shareholders' equity:
Accounts payable	$28,232	$25,710
Income taxes payable	15,147	14,946
Accrued liabilities	102,933	97,285
Short-term notes payable and current portion of other obligations	16,699	10,252

Total current liabilities	163,011	148,193
Long-term debt and other obligations	36,122	35,259
Minority interest	2,329	--
Shareholders' equity
Common stock	19,393	19,269
Additional paid-in capital	25,914	17,903
Retained earnings	492,313	477,499
Accumulated other comprehensive loss	(35,544)	(37,594)

Total shareholders' equity	502,076	477,077

Total liabilities & shareholders' equity	$703,538	$660,529

	Nine Months Ended September 30,
	2004	2003
Condensed Consolidated Statements of Cash Flows

Operating Activities
Net earnings	$36,037	$31,081

Provisions for depreciation and amortization	19,005	20,295

Decrease (increase) in operating assets and liabilities - net	13,560	(20)

Net cash provided by operating activities	68,602	51,356
Investing Activities

Additions to property, plant and equipment	(25,393)	(11,319)

Sales of investments - net	10,808	4,845

Payments for acquisitions of businesses	(72,682)	--

Proceeds from divestiture of businesses	1,946	21,449

Proceeds from sale of tire and wheel assets	34,023	--

Net cash provided by (used in) investing activities	(51,298)	14,975
Financing Activities
Principal payments on short-term notes payable and other long-term liabilities	(763)	(36)

Cash dividends	(18,862)	(18,435)

Purchases of common stock	(2,477)	(184)

Stock options exercised	2,500	878

Net cash used in financing activities	(19,602)	(17,777)

Effect of exchange rate changes on cash and cash equivalents	46	1,373

Increase (decrease) in cash and cash equivalents	(2,252)	49,927

Cash and cash equivalents at beginning of year	189,976	129,412

Cash and cash equivalents at end of period	$187,724	$179,339

#   #   #